Exhibit 35.1

SERVICER COMPLIANCE CERTIFICATE

PURSUANT TO ITEM 1123 OF REGULATION AB UNDER THE

SECURITIES EXCHANGE ACT OF 1934

Re:	HSBC Home Equity Loan Trust (USA) 2006-2

I, Dennis J. Mickey, Chief Operating Officer – Treasury of HSBC Finance Corporation (the “Company”), pursuant to Item 1123 of Regulation AB under the Securities Act of 1934, as amended, and Section 4.10(a) of the Sale and Servicing Agreement, dated as of August 10, 2006 (the “Agreement”), among HSBC Home Equity Loan Corporation I, as Depositor, HSBC Home Equity Loan Trust (USA) 2006-2, as Trust, the Company, as Servicer, HSBC Bank USA, National Association, as Administrator, and JPMorgan Chase Bank, National Association, as Indenture Trustee, hereby certify that:

1.	A review of the activities of the Company from August 10, 2006 through December 31, 2006 and of its performance under the Agreement has been made under my supervision; and

2.

To the best of my knowledge, based on my review, the Company has fulfilled all of its obligations under the Agreement in all material respects throughout the reporting period referred to above except as set forth below:

NONE

IN WITNESS WHEREOF, I have signed this certificate on behalf of the Company this 5th day of March 2007.

HSBC Finance Corporation

By:	/s/ Dennis J. Mickey
Name:	Dennis J. Mickey
Title:	Chief Operating Officer – Treasury